UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HERITAGE FINANCIAL CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

March 21, 2019

Dear Shareholder:
On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m., Pacific time, on Wednesday, May 1, 2019 at the DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.
We encourage you to attend the meeting in person. Whether or not you plan to attend, please take the time to read the Proxy Statement and vote via the Internet or telephone or by completing and mailing the proxy card (if you received one) as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.
Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. We appreciate your confidence and support and look forward to seeing you at the meeting.

Brian S. Charneski	Brian L. Vance	Jeffrey J. Deuel
Chairman of the Board	Chief Executive Officer	President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 1, 2019

Time:	10:30 a.m., Pacific time

Place:	DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington
Matters to be voted on:

1.	The election of ten directors to each serve for a one-year term.

2.	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019.
We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.
Shareholders of record at the close of business on March 4, 2019 are entitled to receive notice of and to vote at the annual meeting.
Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. The proxy will not be used if you attend and vote at the annual meeting in person. Your vote is very important.

By Order of the Board of Directors,

Kaylene M. Lahn
Senior Vice President and Corporate Secretary
Olympia, Washington
March 21, 2019

PROXY STATEMENT
2019 ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION
201 Fifth Avenue S.W.
Olympia, Washington 98501
(360) 943-1500
The Board of Directors of Heritage Financial Corporation (“Board”) is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We first provided access to this Proxy Statement and a form of proxy card on March 21, 2019.
The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries.
INFORMATION ABOUT THE ANNUAL MEETING
Time and Place of the Annual Meeting
Our annual meeting will be held as follows:

Date:	Wednesday, May 1, 2019

Time:	10:30 a.m., Pacific time

Place:	DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington
Matters to Be Considered at the Annual Meeting
At the meeting, you will be asked to consider and vote on:

•	The election of ten directors to each serve for a one-year term.

•	An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019.
We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 1, 2019
Our Proxy Statement, the Notice of Internet Availability of Proxy Materials and our Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

•	Notice of Internet Availability of Proxy Materials;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

We provided access to our proxy materials beginning on March 21, 2019. On that day, we mailed the Notice of Availability of Proxy Materials to our shareholders. The Securities and Exchange Commission ("SEC") allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies.

Who is Entitled to Vote?
We have fixed the close of business on March 4, 2019, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s outstanding common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 4, 2019, there were 36,879,557 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.
How Do I Vote at the Annual Meeting?
Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions below, under "What if My Shares Are Held in "Street Name" by a Broker?"
Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.
Voting instructions are included on the Notice of Internet Availability of Proxy Materials. Shares of Heritage common stock represented by properly executed proxies will be voted by the persons named on the form of proxy in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement, and FOR ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.
You may receive more than one proxy depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxies to vote.
What if My Shares Are Held in “Street Name” by a Broker?
If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee ("nominee"), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal for the election of directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted on these proposals.
If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the nominee who holds your shares.
How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?
We maintain a 401(k) profit sharing plan (“401(k) Plan”) which owned 292,224 shares or 0.79% of Heritage’s common stock as of the record date. Our employees participate in the 401(k) Plan. Each participant may instruct the 401(k) Plan trustee how to vote the shares of Heritage common stock allocated to his or her account under the Plan by completing a vote authorization form. If a participant properly executes a vote authorization form, the 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. 401(k) Plan shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from 401(k) Plan participants by the transfer agent by April 26, 2019.
How Many Shares Must Be Present to Hold the Meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a Quorum Is Not Present at the Meeting?
If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.
Vote Required to Approve Proposal 1: Election of Directors
Our Bylaws provide for the election of directors by the majority of votes cast by shareholders in uncontested elections and provide that in an uncontested election, the number of shares voted "for" a director nominee must exceed the number of shares voted "against" a director nominee, in order for a director nominee to be elected. The following are not considered votes cast: (1) a share otherwise present at the meeting but for which there is an abstention; and (2) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. The term of any director, who was a director at the time of the election, but who does not receive a majority of votes cast in an election held under the new majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.
Our Bylaws provide that an election is considered a "contested election" if there are shareholder nominees for director pursuant to Heritage's advance notice provision and who are not withdrawn by the advance notice deadline set forth in Heritage's Articles of Incorporation. If the Board determines there is a "contested election," the election of directors will be held under a plurality standard. Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.
Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or against each nominee, or shareholders may abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the election. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.
Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation
Approval of the advisory (non-binding) resolution to approve the compensation paid to our named executive officers requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement.
Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Ratification of the Audit and Finance Committee’s appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019.

May I Revoke My Proxy?
You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Heritage in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.
On March 4, 2019, there were 36,879,557 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than as set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock.

Beneficial Owners of More Than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
BlackRock Inc. (1) 55 East 52nd Street New York, New York 10055	5,227,934	14.2%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	3,599,793	9.7%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	2,018,999	5.5%

(1)
According to a Schedule 13G filed with the SEC on January 28, 2019 reporting shares owned as of December 31, 2018, BlackRock Inc. has sole voting power over 5,134,351 shares and sole dispositive power over 5,227,934 shares. The interest of iShares Core S&P Small-Cap ETF in the common stock of Heritage is more than 5% of the total outstanding common stock.

(2)
According to a Schedule 13G filed with the SEC on February 14, 2019 reporting shares owned as of December 31, 2018, T. Rowe Price Associates, Inc. Inc. has sole voting power over 803,977 shares and sole dispositive power over 3,599,793 shares.

(3)
According to a Schedule 13G filed with the SEC on February 11, 2019 reporting shares owned as of December 31, 2018, the Vanguard Group has sole voting power over 35,296 shares, shared voting power over 2,716 shares, sole dispositive power over 1,984,271 shares and shared dispositive power over 34,728 shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after March 4, 2019 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of March 4, 2019, the amount of Heritage common stock owned (unless otherwise indicated) by each director, named executive officer and all of our directors and executive officers as a group.

Directors & Officers	Shares		Options (1)	Restricted Stock Units (2)	Total Beneficial Ownership	Percent of Common Stock Outstanding
Brian S. Charneski	38,444	(3)	—	968	39,412	*
John A. Clees	48,759	(4)	—	968	49,727	*
Stephen A. Dennis	29,854	(5)	—	968	30,822	*
Kimberly T. Ellwanger	19,394	(6)	—	968	20,362	*
Deborah J. Gavin	10,275		—	968	11,243	*
Jeffrey S. Lyon	37,114	(7)	—	968	38,082	*
Gragg E. Miller	24,032	(8)	—	968	25,000	*
Anthony B. Pickering	53,314	(9)	—	968	54,282	*
Ann Watson	10,181	(10)	—	968	11,149	*
Brian L. Vance	138,154	(11)	—	3,192	141,346	*
Jeffrey J. Deuel	30,253	(12)	—	1,530	31,783	*
Donald J. Hinson	30,625	(13)	1,330	988	32,943	*
Bryan McDonald	24,108	(14)	—	1,065	25,173	*
David A. Spurling	29,196	(15)	1,587	984	31,767	*
Directors and Executive Officers as a group (19 persons)	567,598				593,304	1.6%

*	Less than one percent of shares outstanding

(1)	Represents options that are exercisable within 60 days of March 4, 2019.

(2)	Represents time-based restricted stock units which will vest within 60 days of March 4, 2019.

(3)	Includes 27,769 shares held jointly with his spouse and 10,675 shares owned by an entity controlled by Mr. Charneski.

(4)	Includes 45,209 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.

(5)	Shares are held jointly with his spouse.

(6)	Shares are held jointly with her spouse.

(7)	Includes 3,235 shares held as custodian for a minor and 2,850 shares held by his daughter.

(8)	Includes 17,987 shares held jointly with his spouse, 4,875 shares owned solely by his spouse and 1,170 shares held in a simplified employee pension plan.

(9)	Includes 45,190 shares held jointly with his spouse, 4,062 shares held in Mr. Pickering's IRA and 4,062 shares held in Mr. Pickering's spouse's IRA.

(10)	Includes 4,000 shares held in Ms. Watson's IRA and 3,786 shares held jointly with her spouse.

(11)
Includes 92,363 shares held jointly with his spouse, 13,621 shares held in an IRA, 19,841 vested shares in the 401(k) plan and 6,168 shares of restricted stock, as to which Mr. Vance has voting but not dispositive power.

(12)	Includes 3,030 shares of restricted stock, as to which Mr. Deuel has voting but not dispositive power.

(13)	Includes 2,724 shares of restricted stock, as to which Mr. Hinson has voting but not dispositive power.

(14)	Includes 9,119 shares held jointly with his spouse, 9,366 vested shares held in the 401(k) plan and 2,362 shares of restricted stock, as to which Mr. McDonald has voting but not dispositive power.

(15)	Includes 23,776 shares held jointly with his spouse, 547 vested shares in the 401(k) plan and 2,327 shares of restricted stock, as to which Mr. Spurling has voting but not dispositive power.

PROPOSAL 1—ELECTION OF DIRECTORS
The ten directors below have been nominated to serve a one-year term ending at the 2020 annual meeting, or when their respective successors have been duly elected and qualified.
The table below sets forth information regarding each director of Heritage standing for re-election, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.
The Board of Directors recommends you vote FOR the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since		Term to Expire (2)
Brian S. Charneski	57	Chairman	2000		2020
John A. Clees	71	Director	2005		2020
Stephen A. Dennis	73	Director	2005	**	2020
Kimberly T. Ellwanger	59	Director	2006		2020
Deborah J. Gavin	62	Director	2013	*	2020
Jeffrey S. Lyon	66	Director	2001		2020
Gragg E. Miller	67	Director	2009	*	2020
Anthony B. Pickering	71	Director	1996	*	2020
Brian L. Vance	64	Director, President & CEO	2002		2020
Ann Watson	57	Director	2012		2020

*	Reflects year appointed to the Washington Banking Company ("Washington Banking") Board of Directors. Washington Banking merged with Heritage in May 2014.
**	Reflects year appointed to Puget Sound Bancorp, Inc. Board of Directors. Puget Sound Bancorp, Inc. merged with Heritage in January 2018.

(1)	As of December 31, 2018.

(2)	Assuming re-election.

Business Experience of Nominees for Re-election
The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

Brian S. Charneski is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Through his involvement, Mr. Charneski has extensive experience in the consumer products industry from product development, sales and marketing to manufacturing and logistics. Mr. Charneski is a past director of the Washington Center for Performing Arts, the Community Foundation of the South Sound and St. Martin’s University. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski serves as Chairman of the Board and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was a Managing Director for nine years with a national certified public accounting firm, McGladrey, after they acquired the Olympia, Washington firm founded by Mr. Clees. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 until 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005, when he was reappointed to the Board. He serves as a Board Member on the Community Foundation of South Puget Sound. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Stephen A. Dennis is a retired President and Chief Executive Officer of Quadrant Homes, Bellevue, Washington, a subsidiary of Weyerhaeuser Real Estate Company. He led the team that built Quadrant Homes into the largest homebuilder in the Puget Sound region and established it as a leader in conservation and sustainability. He was a founding member of the Board of Directors of Puget Sound Bank, the wholly owned subsidiary of Puget Sound Bancorp, Inc., serving from 2005 until its acquisition by Heritage in January 2018. Mr. Dennis currently volunteers at an Issaquah middle school and for Imagine Housing. He is an active docent and writer for the Museum of Flight. He also served on the Board of the Children’s Home Society of Washington and the Board of the Bellevue Convention Center public development authority. Mr. Dennis holds an undergraduate degree in construction management from the University of Washington and a Master of Business Administration from the University of Colorado.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington. She led Microsoft in developing a corporate strategy for government, industry and community affairs to help protect the company's global assets and execute its strategic objectives. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Boards of the Northwest Chapter of the National Association of Corporate Directors ("NACD") and the Providence St. Peter Foundation. She is past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in and presented at a number of director education programs, including Bank Director Conferences, NACD programs and the DirectWomen Board Institute, and she completed NACD's comprehensive program of study to become an NACD Leadership Fellow. Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her leadership skills and corporate, government and regulatory expertise.

Deborah J. Gavin was employed by the Boeing Company, an aerospace company, for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Prior to her employment with Boeing, Ms. Gavin held positions as a management consultant for Deloitte (a public accounting firm), and Special Agent with the U.S. Department of Treasury. She also taught undergraduate and graduate adjunct accounting courses at City University, Seattle, Washington. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and a Master of Business Administration in Finance from Seattle University. Other board experiences include private company boards in Malaysia and China, and nonprofit organizations including the Washington Business Alliance and Snoqualmie Summit Central Ski Patrol. Ms. Gavin’s extensive financial background, leadership skills, and depth of public company knowledge provide the Board with valuable expertise.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington and the President of Kidder Mathews of California. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon has over 45 years of experience in the commercial real estate industry in the Puget Sound area. He is a member of the Real Estate Advisory Board at the Runstad School of Real Estate at the University of Washington. Mr. Lyon earned a Bachelor of Arts degree in real estate and finance from the University of Oregon and is a certified member of the Commercial Investment Real Estate Institute (CCIM). He is an active community leader serving on the boards of the Economic Development Council for Tacoma-Pierce County, the CCIM Foundation and the Tacoma Sports Commission. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills.

Gragg E. Miller served as the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham, Washington from 2011 to 2017. Prior to that, he was the Principal Managing Broker with Coldwell Banker since 1978. Mr. Miller earned his Bachelor of Arts degree from the University of Washington in 1973. He holds the GRI and CRB designations from the National Association of Realtors and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. He has held numerous board positions with the Washington Association of Realtors as well as the Whatcom County Board of Realtors. Mr. Miller's real estate investment experience includes ownership in Meridian Associates, LLC, Garden Street Associates, LLC and Cornwall Center, Inc. Mr. Miller has extensive involvement in civic and business organizations in Bellingham, Washington.

Anthony B. Pickering served as Chairman of the Board of Heritage following the merger between Heritage and Washington Banking from May 1, 2014 until May 1, 2016, and served as the Chairman of the Board of Washington Banking and its subsidiary Whidbey Island Bank from 2005 to 2014. Mr. Pickering owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past President of the Skagit Valley Hospital Foundation and previously served as a trustee for the Washington State University Foundation Board of Trustees and on the Board of the Economic Development Association of Skagit County. Mr. Pickering serves on the Board of Directors of the Skagit Regional Public Facilities District. Mr. Pickering’s business background provides financial, human resources management and community relations experience.

Brian L. Vance is the Chief Executive Officer of Heritage. A CEO Transition announcement was made on July 9, 2018 in connection with Heritage's succession planning. Prior to the succession announcement, Mr. Vance was President and Chief Executive Officer of Heritage and Chief Executive Officer of Heritage Bank, positions he has held since 2006 and 2003, respectively. He served as President and Chief Executive Officer of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as a director of the Pacific Bankers Management Institute and the Community Foundation of South Puget Sound. He also serves on the Western Independent Bankers Advisory Committee. He is the past President of the Washington Financial League and formerly served as a trustee for the South Puget Sound Community College. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Ann Watson has served since 2015 as the Chief Operating Officer of Cascadia Capital LLC, an investment banking firm headquartered in Seattle, Washington. Ms. Watson previously served for two years as the Chief Financial Officer of Moss Adams LLP, a regional public accounting firm. She has also served as Chief Human Resources Officer, Management Committee Member, Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group at Russell Investments, spanning a 15-year time period. Prior to joining Russell Investments she spent seven years with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Columbia University with a Master of Business Administration and a graduate of Whitman College with a Bachelor of Arts in Economics. Ms. Watson currently serves as a trustee of the Seattle Foundation where she was the past Board Chair and has been a member of Social Venture Partners for nearly twenty years. Among her prior community roles, she served on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council. Ms. Watson brings extensive leadership, human resources, financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience.

Summary of Director Nominee Qualifications and Experience

Name	Business Expertise	Banking Experience	CPA, MBA or Financial Expertise	Attorney	Marketing/Sales	Community Presence
Brian S. Charneski	✓	✓	✓		✓	✓
John A. Clees	✓	✓	✓	✓		✓
Stephen A. Dennis	✓	✓	✓		✓	✓
Kimberly T. Ellwanger	✓	✓	✓	✓		✓
Deborah J. Gavin	✓	✓	✓			✓
Jeffrey S. Lyon	✓	✓			✓	✓
Gragg E. Miller	✓	✓			✓	✓
Anthony B. Pickering	✓	✓				✓
Brian L. Vance	✓	✓	✓			✓
Ann Watson	✓	✓	✓			✓

Board Diversity
Diversity is an important part of the Company’s corporate governance practices. The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board reflects those efforts and the importance of diversity to the Board with three women and diverse skills and experience represented amongst the nominees.
Board Tenure and Independence
The Board has an effective mix of experience and fresh perspective as reflected in the illustrations below. The director nominees have an average tenure of 13 years, which includes director service at Washington Banking and Puget Sound Bancorp, Inc. In addition, 90% of our directors are independent.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
Board of Directors
The Board conducts its business through meetings of the Board and through its committees. The Board typically meets eight times per year, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer (“CEO”) and management. During the year ended December 31, 2018, the Board held eight regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during 2018.
Committees and Committee Charters
The Board has standing Audit and Finance, Governance and Nominating, Compensation, Risk and Trust Committees and has adopted written charters for each of these committees. You may obtain a copy of the Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. The charters of the Audit and Finance, Governance and Nominating, and Compensation committees are also available on our website at www.hf-wa.com under the Governance Documents within the Overview section.

The following table shows the current membership of the Board committees and the number of meetings held by each committee in 2018.
Committee Membership

Name	Audit and Finance	Compensation	Governance and Nominating	Risk	Trust
Brian S. Charneski	✓		✓
John A. Clees	✓			✓*	✓
Stephen A. Dennis		✓			✓
Kimberly T. Ellwanger		✓	✓*
Deborah J. Gavin	✓*			✓
Jeffrey S. Lyon		✓	✓	✓
Gragg E. Miller	✓				✓*
Anthony B. Pickering		✓	✓
Brian L. Vance				✓	✓
Ann Watson		✓*	✓
# of Meetings	10	6	4	4	4
* Committee Chair
Audit and Finance Committee
The Audit and Finance Committee is composed of independent directors, in accordance with the requirements for companies listed on The Nasdaq Stock Market ("Nasdaq") and applicable SEC rules. Director Gavin has been designated by the Board as the “audit committee financial expert,” as defined by the SEC. In addition, directors Charneski and Clees both qualify as financially sophisticated, as defined by Nasdaq. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.
Compensation Committee
The Compensation Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets quarterly and on an as-needed basis regarding the personnel, compensation and benefits-related matters of Heritage.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.
Governance and Nominating Committee
The Governance and Nominating Committee is composed of independent directors, in accordance with the requirements for companies listed on Nasdaq. The Committee meets quarterly and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board. Final approval of director nominees is made by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program, including the development and administration of Heritage’s corporate governance policies, guidelines and practices. The Committee is also responsible for overseeing Heritage's leadership structure, succession planning, adherence to stock ownership guidelines and strategic planning.
Risk Committee
The Risk Committee meets quarterly and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Company has established an Enterprise Risk Management model to manage the Company’s risks.

Trust Committee
The Trust Committee meets quarterly and is responsible for regulatory compliance within the Trust department. As a separate function, the Committee also reviews activities and compliance of the Wealth Management department.
CORPORATE GOVERNANCE
Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the Company and its shareholders. The Board reviews Heritage’s policies and business strategies and advises executive management, who manage and implement Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee charters, Stock Ownership Guidelines and various policies, including the Code of Ethics Policy and Whistleblower Policy, to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section, we describe our key governance policies, guidelines and practices.

Corporate Governance at a Glance

Board Independence	• 9 of 10 of our directors are independent
Board Performance	• The Board regularly assesses its performance through self-evaluation
Board Committees	• Only independent directors serve on the Audit and Finance, Governance and Nominating, and Compensation Committees
Leadership Structure	• The positions of Chairman and Chief Executive Officer are separately held
Risk Oversight	• The Board is responsible for monitoring key risks and oversees management
Open Communication	• We encourage open communication among our shareholders, directors and management
Stock Ownership
•    Directors and the named executive officers are required to hold Company stock
•    Directors are required to own 3 times the annual cash retainer paid
•    The CEO is required to own 3 times his annual base salary and the other named executive officers are required to own 1.5 times their annual base salaries

Accountability to Shareholders	• We elect all directors annually • We actively engage with our largest institutional investors through a shareholder outreach process • Majority voting with plurality voting only in contested elections
Succession Planning	• The Board actively plans for our director and management succession
Corporate Governance Guidelines
The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, retirement age of directors, director education, succession planning and other important governance matters.
Process for Selecting Directors
The Governance and Nominating Committee Charter requires the Committee to consider in its deliberations for selecting candidates for nomination as a director: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; diversity; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee begins by soliciting current directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, and the Committee may use the services of a search firm. The Committee then considers the potential pool of director candidates, selects the top candidate(s) based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board or a search firm, in the same manner in which the Committee would evaluate its nominees for director.
Majority Voting
In 2016, the Board adopted majority voting with plurality voting retained in a contested election. This means that in an uncontested election, the number of shares voted "for" a director nominee must exceed the number of shares voted "against" a director nominee, in order for that nominee to be elected.
Board Leadership
The Board annually elects the Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The positions of Board Chairman and CEO have been separately held since 2006. This structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.
Director Independence
Our common stock is listed on the Nasdaq Global Select Market. In accordance with Nasdaq requirements, at least a majority of our directors must be independent. The Board has determined that 9 of our 10 directors are independent. Directors Charneski, Clees, Dennis, Ellwanger, Gavin, Lyon, Miller, Pickering, and Watson are all independent. Brian L. Vance, who serves as CEO of Heritage is not independent.
Board Risk Oversight
The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board (or its committees) reviews operational and regulatory reports provided by management to assess credit risk, interest rate risk, liquidity risk, compliance risk, strategic risk and operational risk.
The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Chief Risk Officer reports directly to the Risk Committee Chair while the Internal Auditor reports directly to the Audit and Finance Committee Chair.
Code of Ethics
The Board has adopted a written Code of Ethics Policy that applies to our directors, officers and employees, which is reviewed annually. The Code of Ethics Policy sets expectations for conducting our business with integrity, due skill, care and diligence while avoiding conflicts of interest.
Shareholder Engagement
The Board believes that accountability to our shareholders represents good corporate governance. To that end, we engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We entered into our fifth annual targeted shareholder engagement by reaching out to 14 of our largest institutional investors, which represented approximately 54% of our outstanding shares. The Chairman of the Board and the Compensation Committee Chair participated in some of these conversations with management. We discussed with these shareholders our corporate governance practices, executive compensation programs, internal audit practices and shareholder rights. The investors with whom we spoke were supportive of Heritage’s programs and practices.

Communication with the Board of Directors
The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any request to Kaylene M. Lahn, Corporate Secretary, Heritage

Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such request should state the number of shares beneficially owned by the shareholder making the communication.
Annual Meeting Attendance
Directors are encouraged, but not required, to attend the annual meeting of shareholders. Nine of the ten directors attended the 2018 annual meeting of shareholders.
Related Party Transactions
We have followed a policy of granting loans to our executive officers and directors which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all non-director and non-employee customers, and do not involve more than the normal risk of collectability or present other unfavorable features.
Each individual loan and aggregate loans to directors, executive officers and their affiliates, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the meeting minutes. There were $8.4 million in loans outstanding to directors and executive officers as of December 31, 2018, all of which were performing in accordance with their terms.

Environmental, Social and Governance (ESG) Responsibility
At Heritage, we place a high priority on operating in a responsible and respectful manner. We demonstrate environmental responsibility in various ways, including using technology which provides for a paperless environment and transactional efficiencies. Heritage re-purposes and recycles construction materials within our facilities function and utilizes green janitorial products. Our commitment to social responsibility is demonstrated through our community investment and giving program, which is discussed in more detail below, as well as strong business ethics, fair compensation and benefits and our management policies, systems and disclosures holding our people to high ethical standards. We have continually enhanced our corporate governance practices through the annual shareholder outreach, a focus on diversity, the Board assessments and self-evaluations, and Board oversight. We are committed to strengthening the communities and markets in which we operate our business.
Corporate Community Engagement
At Heritage, we have developed a Community Investment and Giving Program with a strategic focus on social responsibility, business and economic development, education and youth development and health and human services. We are fully committed to diversified and meaningful giving within the communities we serve. We actively encourage and empower our employees to volunteer and serve as community leaders as we believe such efforts elevate our philanthropic and corporate social responsibility recognition throughout our region. During 2018, Heritage invested approximately $1.2 million in a diverse group of non-profits within our market area. In addition, through the Heritage Volunteers Program, our employees donated 4,400 volunteer hours. We offer all employees eight hours of paid volunteer time annually as well as a $100 corporate matching program for employee donations. Heritage is making strides to introduce new ideas each year to strengthen our giving efforts. We believe that our Community Investment and Giving Program not only strengthens our communities but also reflects our strong corporate culture, drives employee engagement, reinforces our brand and results in better performance for our customers, shareholders and the Company.

DIRECTOR COMPENSATION
The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2018, with the exception of Brian L. Vance, who is the CEO of Heritage, and whose compensation is included in the section below entitled “Executive Compensation.” Heritage directors do not receive any additional fees for serving as directors of Heritage Bank.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Brian S. Charneski	58,500	32,525	91,025
John A. Clees	50,500	32,525	83,025
Stephen A. Dennis	38,000	32,525	70,525
Kimberly T. Ellwanger	47,000	32,525	79,525
Deborah J. Gavin	51,000	32,525	83,525
Jeffrey S. Lyon	41,500	32,525	74,025
Gragg E. Miller	46,000	32,525	78,525
Anthony B. Pickering	39,500	32,525	72,025
Ann Watson	49,500	32,525	82,025

(1)
Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2018. Outstanding awards are discussed below under “Equity Compensation.”

2018 Director Compensation Highlights
Director cash fees increased by $2,500 per director during 2018 and the value of equity compensation increased by approximately $2,500 per director. Mr. Vance did not receive any cash or equity compensation for service as a director or Board committee member.
Cash Compensation
For 2018, each non-employee director was paid an annual cash retainer of $32,500 plus committee fees for service as a director. The Chairman of the Board also received an additional annual cash retainer of $24,000 in lieu of committee fees. The Chairs of the Audit and Finance and Compensation Committees were each paid an additional annual cash retainer of $10,000. The Chairs of the Governance and Nominating Committee and Risk Committee were paid an additional annual cash retainer of $7,500. The Chair of the Trust Committee was paid an additional annual cash retainer of $3,000. Members and Chairs of all committees received an additional per meeting attendance fee of $500.
Equity Compensation
On June 26, 2018, each non-employee director received an award of 968 restricted stock units of Heritage common stock, which vest on May 1, 2019, with a grant date fair value of $33.60 per share. As of December 31, 2018, Directors Charneski, Clees, Dennis, Ellwanger, Gavin, Lyon, Miller, Pickering, and Watson each held 968 unvested restricted stock units.
As of December 31, 2018, the non-employee directors did not have any remaining unexercised nonqualified stock options.
Stock Ownership Guidelines
Heritage maintains stock ownership guidelines for its non-employee directors. These guidelines were established to promote a long-term perspective and to align directors' interests with those of Heritage's shareholders. Under the guidelines for non-employee directors, each director is expected to have equity ownership with a value equal to three times their annual cash retainer. The guidelines require directors to retain not less than 50% of shares received (on a net after tax basis) until the director satisfies the ownership requirements. If the director fails to satisfy the ownership requirement, 25% of their annual cash director fees will instead be paid in Heritage shares. The guidelines provide the directors three years to reach the required ownership level. As of December 31, 2018, all directors were in compliance with the guidelines. Information about ownership guidelines for our named executive officers can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding proposal to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:
RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2019 annual meeting of shareholders.
This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. The Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the executive compensation for 2018 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.
The Committee regularly reviews our officer compensation strategies, policies and programs in an effort to ensure the program continues to meet its objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•	Pay for Performance—A significant portion of our named executive officers’ compensation is tied to performance with clearly articulated financial goals.

•	Annual Compensation Risk Assessment—We have an established process in place whereby we regularly analyze risks related to our compensation programs and we conduct a broad risk assessment annually.

•	Key Performance Metrics—Objective performance metrics are established to determine annual incentive compensation.

•	Clawback Policy—Our policy requires recovery of performance-based cash and equity incentive compensation following a financial restatement.

•	Performance-vesting Equity Grants—performance shares vest based on the attainment of objective performance metrics relative to a pre-determined peer group.

•
Stock Ownership Policy—Directors and officers are required to own Heritage common stock having a value of at least the following amounts: 3 times annual cash retainer for directors, 3 times annual base salary for the CEO and 1.5 times annual base salary for the remaining named executive officers.

•	Independent Compensation Consultant—The Compensation Committee retains an independent consultant to obtain advice on executive compensation matters.
Each of the above factors is discussed more fully in the Compensation Discussion and Analysis below.
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we discuss our executive compensation philosophy and programs. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose compensation of our named executive officers (“NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2018:

NEO	Title
Brian L. Vance	Chief Executive Officer of Heritage
Jeffrey J. Deuel	President of Heritage and President and Chief Executive Officer of Heritage Bank
Donald J. Hinson	Executive Vice President and Chief Financial Officer of Heritage and Heritage Bank
Bryan D. McDonald	Executive Vice President of Heritage and Executive Vice President and Chief Operating Officer of Heritage Bank
David A. Spurling	Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank
On July 9, 2018, Mr. Vance announced his plans to retire as CEO of Heritage effective July 1, 2019, at which time he will become Executive Board Chairman. As part of the announced leadership transition, effective July 2018, Mr. Deuel was promoted to President of Heritage and President and CEO of Heritage Bank and Mr. McDonald was promoted to Executive Vice President of Heritage and Executive Vice President and Chief Operating Officer of Heritage Bank.
Executive Summary
Our Business
Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington, with a branch network of 64 locations from Portland, Oregon to Bellingham, Washington. Heritage Bank is committed to being the leading community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.
2018 Business Highlights
Heritage embarked on several key initiatives during 2018, which included a continued expansion in our Seattle and Portland metropolitan markets, the optimization of technology to improve the customer experience, the development of a mergers and acquisitions guide and project plan, and the continual improvement of the employee experience. These key initiatives have required a disciplined management team to integrate multiple initiatives while continually focusing on strategic and organic growth, credit quality, and capital and balance sheet management. To augment the ongoing growth initiatives, Heritage acquired Puget Sound Bancorp, Inc. on January 16, 2018 and Premier Commercial Bancorp on July 2, 2018. Throughout 2018, Heritage stayed focused on the business fundamentals and achieved solid financial and operating results, as demonstrated below:

Performance Metric	At or For the Year Ended December 31, 2018	At or For the Year Ended December 31, 2017	% Change
Total Assets	$5.3 billion	$4.11 billion	29.0%
Net Income	$53.1 million	$41.8 million	27.0%
Diluted earnings per share	$1.49	$1.39	7.2%
Total Loans, Net	$3.62 billion	$2.82 billion	28.4%
Total Deposits	$4.43 billion	$3.39 billion	30.7%
Overhead Ratio (1)	3.00%	2.78%	7.9%
Dividends Paid (special and regular)	$0.72	$0.61	18.0%
(1) Non-interest expense divided by average assets
2018 Executive Compensation Highlights
During 2018, the Committee acted in accordance with Heritage’s compensation philosophy and provided our NEOs compensation aligned with Heritage’s financial performance and each NEO's individual performance. Compensation was commensurate with market comparisons and the Committee continued to consider shareholder value and prudent risk management.

•	Base Salary: NEOs received base salary increases from 12.5% to 36.7% due to promotions and alignment with peers.

•	Annual Incentive Compensation: Annual cash incentives ranged from $112,504 to $315,384, or 19.3% to 22.5% of total compensation, based on a cash incentive plan with predetermined performance metrics.

•	Long-term Incentive Compensation:

◦	Equity incentive awards ranged from $82,110 to $266,322, or 14.0% to 18.7% of total compensation, based on 2017 performance results.

◦
50% of the target equity incentive awards are performance-based, earned according to cumulative results over a three-year performance period and 50% are subject to three-year ratable service-based vesting.

◦
Deferred compensation contributions ranged from $81,101 to $234,531, or 11.6% to 16.5% of total compensation. Deferred compensation contributions are generally performance-based with a 16.7% of base salary fixed portion for the CEO.

2018 Say-on-Pay Results and Shareholder Outreach
At the 2018 shareholders’ meeting, over 95% of the shares present and entitled to vote supported the executive compensation program. Management, the Board, and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. We value our shareholders’ feedback and, as a result, entered into our fifth shareholder outreach program during 2018. We requested feedback from fourteen of our institutional shareholders to further understand what, if any, concerns they may have with our compensation programs, governance and internal audit practices and board structure. The feedback we obtained from our shareholders during this outreach was very positive and supported these practices.
Best-Practice Features
Embedded in our overall compensation program are additional features that align the interests of our shareholders with those of our executives.

WHAT WE DO	WHAT WE DO NOT DO
• Strong emphasis on variable performance-based pay	• No excessive perquisites; perquisites are very limited and each has a specific business rationale
• Adhere to stock ownership guidelines	• No stock option repricing, reloads, or exchanges without shareholder approval
• Enforce clawback provisions	• No tax gross-ups
• Annually assess incentive compensation risks	• No hedging of Heritage common stock
• Engage independent compensation consultants	• No single trigger for accelerated vesting for service-based awards
• Actively reach out to our institutional shareholders	• Fixed compensation is not heavily weighted
• The annual cash incentive plan is not paid if the Tier I Leverage ratio drops below 8%

2018 Key Performance Metrics
The graphs below capture the key performance metrics used to determine 2018 incentives for our NEOs. The 2017 and 2016 performance metrics are provided to demonstrate trends and were not used in measuring the 2018 performance for the NEOs.

* Total shareholder return is for a trailing 36-month period. Metric utilized relative to peers for long term incentives.	** Non-interest expense divided by average assets.

Philosophy and Objectives of Our Executive Compensation Program
Heritage’s compensation philosophy provides clear guidelines for establishing and managing all elements of compensation. The philosophy is to target total executive compensation at market competitive levels in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal consistency of executive pay, and the experience, tenure and scope of responsibility for each of our NEOs. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.
Our compensation programs are designed to link a meaningful portion of compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•
Employer of Choice—We view compensation as a key factor to be an employer of choice in our markets. We believe that competitive compensation and benefits allow Heritage to attract and retain well-qualified, key employees who are critical to our long-term success.

•
Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance that contributes to creating shareholder value.

•
Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently assessing and managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.

•
Flexibility—We recognize that the market for key talent requires flexibility in compensation design in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.
Role of the Compensation Committee
The Compensation Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;

•
review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans, as necessary or advisable;

•	review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the CEO and other NEOs;

•	review and approve the corporate goals and objectives for the NEOs annually;

•	review and recommend to the full Board for approval the director fees, benefits and equity compensation grants;

•	review the results of any shareholder advisory vote regarding executive compensation and consider whether to implement any changes as a result of such advisory vote;

•
review and evaluate risks posed to Heritage by the design and administration of various compensation programs and ensure appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;

•
approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.
In order to fulfill these responsibilities, the Committee’s charter provides it the authority and adequate funding to retain and terminate any third-party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, CEO and senior executive officers.
Role of Management in Compensation Committee Deliberations
The Committee frequently requests that Mr. Vance and other members of senior management be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding executive compensation. The Committee may discuss Mr. Vance’s compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without management present. The Committee also reviews input from the independent compensation consultant and/or legal counsel when making decisions regarding the compensation of Mr. Vance and the other NEOs.
Compensation Consultants and Advisors
The Compensation Committee utilizes the services of Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm. Pearl Meyer provides assistance and advice related to a variety of Committee responsibilities on an as-needed basis, such as review of incentive plans, review of compensation philosophy and strategy, evaluation of compensation-related proposals from management, and ongoing Committee education on compensation topics. Pearl Meyer does not perform any services for the Company other than those directed by the Committee. After the Committee’s review of applicable rules for independence, the Committee determined that there are no known conflicts of interest between Pearl Meyer and its affiliates and the Company and its affiliates. Pearl Meyer reports directly to the Committee.

The Committee has the authority to retain, at Heritage’s expense, legal counsel and other advisors on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the Nasdaq listing standards.
Use of Competitive Data
During 2018, a peer group benchmarking study was performed by Pearl Meyer. The peer group was identified based, generally, on the following criteria:

•	publicly-traded financial institutions;

•	geographic priority given to western United States with a small group outside of the western region which were determined to be appropriate based on size and business model;

•	asset size and operating revenue range of 0.5 to 2.5 times Heritage as of December 31, 2017;

•	market capitalization range of 0.33 to 3.0 times Heritage at December 31, 2017; and

•	comparable business model.
The resulting benchmarking peer group consisted of the following 19 companies:

Banner Corporation	Glacier Bancorp, Inc.	Seacoast Banking Corporation of FL
Bank of Marin Bancorp	Guaranty Bancorp	Southside Bancshares, Inc.
Bryn Mawr Bank Corporation	Heritage Commerce Corp	State Bank Financial Corp.
Byline Bancorp, Inc.	HomeStreet, Inc.	TriCo Bancshares
CenterState Bank Corporation	Lakeland Bancorp, Inc.	Westamerica Bancorp
CoBiz Financial Inc.	Mercantile Bank Corporation
CVB Financial Corp.	Pacific Premier Bancorp
In addition to analyzing the pay practices and performance of our benchmarking peer group, the Pearl Meyer executive compensation study was considered by the Committee in making pay decisions for 2018.
The following summary data for the benchmarking peer group was obtained from S&P Global's database as of December 31, 2018.

Percentile	Market Capitalization ($ in millions)	Total Assets ($ in thousands)
25th Percentile	$597.39	$4,870,052
50th Percentile	$1,049.28	$6,237,968
75th Percentile	$1,666.28	$11,497,829
Heritage Financial Corporation	$1,095.90	$5,317,852
Heritage Financial Corporation Percent Rank	53%	30%
When the Committee selected the above benchmarking peer group, Heritage was at the 46th percentile of the peer group in total assets as of December 31, 2017. During 2018, CoBiz Financial, Inc., Guaranty Bancorp and State Bank Financial Corp. were acquired. The Committee typically reviews the benchmarking peer group every two years.
Performance-based Equity Peer Group
We have also developed a performance peer group solely for determining payouts under our performance-based equity awards by measuring our performance relative to that of the performance peer group. The composition of the performance peer group is established by the Compensation Committee at the beginning of each performance cycle and generally consists of all U.S. commercial banks (or their holding companies) traded on a major exchange with total assets at the beginning of the performance period between one-half and twice the total assets of Heritage. See "2018 Equity Award Determinations" below for a description of performance-based equity granted to the NEOs in 2018. No performance-based equity performance cycles were completed during 2018.

Components of Compensation
The following table lists the major components of the compensation program.

Component	Key Characteristics	Purpose
Base Salary	Fixed compensation component—reviewed annually and adjusted, if and when appropriate.	Intended to compensate an executive officer appropriately for the responsibility level of the position held as well as be competitive within the banking industry.

Cash Incentives	Annual incentives, variable compensation component.	Intended to motivate and reward executives for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to pre-established goals.

Equity-based Compensation	Long-term incentives, variable compensation component, typically granted annually. Equity is awarded with 50% performance vesting and 50% time vesting.
Intended to motivate executives to achieve our business objectives by tying incentives to long-term performance. The stock ownership aligns executive and shareholder interests and serves as a retention tool.

Deferred Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually.	Intended to provide a retirement planning mechanism while motivating executives to achieve our business objectives by tying incentives to long-term performance.

Post-employment Compensation	Fixed compensation component.	Intended to provide temporary income following an executive’s involuntary termination of employment and to retain senior executives in a competitive marketplace.

Target Pay Mix
Target pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short and long-term pay. The graphs below represent the target pay mix for 2018. Our CEO and other NEOs have significant variable pay at-risk, with 50% of their target 2018 equity award and a meaningful portion of deferred compensation opportunity subject to pre-established performance goals (50% of the target deferred compensation contribution for our CEO is performance-based; 100% for the other NEOs). In total, performance-based pay represents 50% of target total compensation for the CEO and 47% of target total compensation for the other NEOs.

Base Salary
Salary levels are designed to be competitive within the banking industry and are based on the experience, tenure, performance and responsibility of each executive. We utilize various compensation surveys and peer group comparisons to ensure that executive compensation is reasonable in comparison to competitors of a similar size or within our market areas. The Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the NEO's performance and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for members of our peer group. If warranted, base salaries may be adjusted at other times during the year to accommodate for promotions or added responsibilities.

Salary Adjustments Made in 2018
Salary adjustments were made during 2018 to provide for alignment with peers and for promotions related to succession planning and new responsibilities. The base salaries for 2018 and 2017 were as follows:

Name	2018 Base Salary ($) (effective July 1, 2018)	2018 Base Salary ($) (effective January 1, 2018)	2017 Base Salary ($) (effective July 1, 2017)	Year over Year % Increase
Brian L. Vance	640,000	532,600	532,600	20.2%
Jeffrey J. Deuel (1)	468,000	390,000	342,400	36.7%
Donald J. Hinson	329,800	274,800	274,800	20.0%
Bryan D. McDonald	356,500	310,000	283,900	25.6%
David A. Spurling	307,900	273,700	273,700	12.5%

(1)	In connection with Heritage's succession planning, Mr. Deuel was promoted to President of Heritage and President and CEO of Heritage Bank
Annual Cash Incentives
We use annual cash incentives to focus attention on annual strategic priorities and encourage achievement of corporate objectives. These incentives are provided under our Management Incentive Plan. The objectives of the plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Management Incentive Plan’s design incorporates annual incentive awards that are linked to the achievement of pre-defined performance goals with targets and maximum percentages determined by roles and responsibilities. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on actual financial and individual performance results and then recommended by the CEO to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.
The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expectation level. No payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in a proration of the annual cash incentive payout. Each NEO has a scorecard with performance results. The 2018 Management Incentive Plan provided that no bonus payments will be paid from the plan should the corporate Tier 1 Leverage Ratio drop below 8% at December 31, 2018. The Committee reserves the right, in its sole discretion, to adjust incentive payouts when extraordinary circumstances occur during the performance period.

2018 Annual Cash Incentive Award Determinations
The opportunities for 2018 cash incentive awards and resulting payouts for our NEOs are as follows:

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Actual Annual Cash Incentive Received as a % of 2018 Base Salary Earned	Earned Annual Cash Incentive ($)(1)
Brian L. Vance	50%	75%	53.8%	$315,384
Jeffrey J. Deuel (2)	40% / 45%	60% / 67.5%	46.0%	$197,200
Donald J. Hinson	35%	52.5%	37.7%	$113,829
Bryan D. McDonald (2)	35% / 40%	52.5% / 60%	40.5%	$135,071
David A. Spurling	35%	52.5%	38.7%	$112,504

(1)	Based on the Adjusted 2018 Performance as presented in the next table to account for one-time non-recurring items.

(2)	Messrs. Deuel's and McDonald's target and maximum opportunities were increased as presented in the above table effective July 1, 2018 to align with their promotions.
Annual Cash Incentive Performance Goals
For 2018, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2018 Performance	Adjusted 2018 Performance (4)
Earnings per Share	40% (1)	$1.33	$1.48	$1.63	$1.49	$1.61
Net Charge Offs/Average Loans	20%(2)	0.19%	0.11%	0.03%	0.06%	0.06%
Overheard Ratio	40%(3)	2.94%	2.84%	2.74%	3.00%	2.88%

(1)	35% for Mr. Spurling.

(2)	30% for Mr. Spurling.

(3)	35% for Mr. Spurling.

(4)
The adjusted performance accounts for one-time non-recurring items related to merger-related expenses for the acquisition of Premier Commercial Bancorp, the impact of the consultant agreement buyout, and the net gain on sale of buildings. The consultant agreement buyout was related to the early termination of a third-party contract related to the deposit product realignment. Due to the growth within the Heritage and various systems conversions, management determined it was advantageous to buyout the third-party contract.

Equity-Based Compensation
Equity-based compensation is intended to more closely align the financial interests of our executives with our shareholders in the creation of long-term shareholder value, and to assist in the retention of key executives. Beginning in 2017, the equity-based compensation program design was modified to incorporate a target percentage of base salary dependent on roles and responsibilities, with a portion granted as time-based vesting awards and a portion granted as performance-based vesting awards linked to the achievement of the pre-defined performance goals relative to the pre-defined peer group. The Committee reviews and approves or disapproves the equity-based compensation recommendations from management and the equity-based compensation awards are ultimately discretionary.
The Heritage Financial Corporation 2014 Omnibus Equity Plan allows for the granting of stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.
Restricted stock grants awarded prior to 2017, vest ratably based on continued service over four years from the date of grant. Heritage applies target award opportunities expressed as a percentage of salary, as described in the table below. Each NEO target opportunity is based upon factors such as their role and scope of responsibilities. If an NEO did not meet the performance goals under the Management Incentive Plan for the prior year, the officer may receive a reduced award or no award. Additionally, the NEO is required to maintain a satisfactory performance rating to receive an equity award. The Committee may make discretionary grants of restricted stock units, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment and development of new officers.
2018 Equity Award Determinations
In February 2018, our NEOs were granted restricted stock units based on their respective target percentages of their respective January 1, 2018 base salaries as outlined in the table below. For our NEOs, 50% of the target award is subject to three-year ratable service-based vesting and 50% of the target award will be earned based on cumulative performance over the three-year period January 1, 2018 through December 31, 2020. The performance metrics selected by the Committee for the performance-based awards were return on average assets and three-year total shareholder return, in each case, relative to an established bank peer group. The Committee chose this mix to increase the pay-for-performance feature while preserving the retention benefit of the awards.
The following table contains the target opportunity, expressed as a percentage of base salary, for each of our NEOs, as well as their actual 2018 awards.

Name	Target Opportunity as % of January 1, 2018 Base Salary	Equity Awards Granted ($ Value)	50% in Target Performance Stock Units ($)	50% in Restricted Stock Units ($)
Brian L. Vance	50%	$266,322	$133,161	$133,161
Jeffrey J. Deuel	35%	$136,493	$68,247	$68,247
Donald J. Hinson	30%	$82,467	$41,234	$41,234
Bryan D. McDonald	30%	$92,999	$46,499	$46,499
David A. Spurling	30%	$82,110	$41,055	$41,055

The performance metrics for the performance awards granted in 2018 are as follows:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2018 Performance
Return on Average Assets	50%	25th Percentile	50th Percentile	75th Percentile	26th Percentile
3-Year Total Shareholder Return	50%	25th Percentile	50th Percentile	75th Percentile	83rd Percentile
Stock Ownership Guidelines
Heritage maintains stock ownership guidelines for our NEOs. These guidelines were established to promote a long-term perspective in managing Heritage and to align the interests of our NEOs with our shareholders. The stock ownership goals are three times base salary for the CEO and one and one half times base salary for the other NEOs. The guidelines require NEOs to retain not less than 50% of shares received (on a net after tax basis) until the NEO satisfies the ownership requirements. If an NEO fails to satisfy the ownership requirement, 25% of the NEO's annual cash incentive bonus will instead be paid in Heritage shares. The guidelines provide the NEOs five years to reach the required ownership level. As of December 31, 2018, all NEOs were in compliance with the guidelines. Information about ownership guidelines for our non-employee directors can be found in “Director Compensation” of this proxy statement.
Regulatory Considerations
As a publicly-traded financial institution, Heritage must contend with multiple layers of regulations when considering and implementing compensation decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Committee to be mindful of the risks associated with compensation programs designed to incentivize superior performance. While the regulatory focus has been heightened over the last several years, the incorporation of general risk assessment concepts into compensation decisions is not a recent development.
Under its Interagency Guidelines Establishing Standards for Safety and Soundness (Safety and Soundness standard), the Federal Deposit Insurance Corporation ("FDIC") has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution’s overall financial condition.
In addition, the various financial institution regulatory agencies have jointly issued, Guidance on Sound Incentive Compensation Policies (Guidance) that serves as a complement to the Safety and Soundness standards. As its title would imply, the Guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the

Guidance is intended to focus the institution’s attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.
Also, as a publicly-traded corporation, the Company is subject to the SEC’s rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company. The Committee completed its annual risk assessment of all of the Company’s compensation programs and components in September 2018. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.
The Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Company’s NEOs. In this regard, the Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company’s compensation programs for its NEOs.
In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Code that may limit the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon their grant date fair value.
Clawback Policy
Heritage maintains a clawback policy which provides the Board with the authority to recover certain bonus or other incentive compensation (whether paid in cash or stock) paid to any NEO in appropriate circumstances where there has been a restatement of Heritage’s financial statements filed with the SEC. While the Committee believes its risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with the rules required to be issued under the Dodd-Frank Act.
Retirement Benefits
401(k) Plan: We maintain the Heritage Financial Corporation 401(k) Plan Profit Sharing Plan and Trust as a retirement plan. The Plan is a defined contribution plan and is designed to provide employees (including NEOs) with savings opportunities and financial security during retirement. There are two possible Company contributions to the Plan:

•	A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation; and

•
A profit-sharing contribution that includes a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation, as may be approved by the Board. For 2018, the Company did not make a discretionary contribution to the Plan.

Deferred Compensation Plan: Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances earn interest on an annual basis. The applicable interest rate as initially selected by the Committee is the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation under the Plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.
Each of the NEOs entered into participation agreements pursuant to which Heritage will make performance-based contributions to accounts maintained on their behalf under the Deferred Compensation Plan. A portion of Mr. Vance's annual contribution is fixed and a portion is performance-based. The terms of the particular participation agreements for the named executive officers are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2017 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2017 Performance	Adjusted 2017 Performance (1)
Earnings per Share	50%	$1.24	$1.37	$1.50	$1.39	$1.42
Net Charge Offs/Average Loans	50%	0.25%	0.15%	0.05%	0.12%	0.06%

(1)
The adjusted performance accounts for one-time non-recurring items related to growth initiatives such as the Puget Sound Bank acquisition, start-up costs of the new Portland team and the write-offs of acquired loan pools.

The following table reflects the 2018 deferred compensation contributions based on 2017 performance results:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Brian L. Vance	$234,531	16.4%
Jeffrey J. Deuel	$101,461	11.6%
Donald J. Hinson	$81,437	13.8%
Bryan D. McDonald	$84,123	12.8%
David A. Spurling	$81,101	14.1%
The Committee approved the following performance goals for the 2018 performance period:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2018 Performance	Adjusted 2018 Performance (1)
Earnings per Share	50%	$1.33	$1.48	$1.63	$1.49	$1.61
Net Charge Offs/Average Loans	50%	0.25%	0.15%	0.05%	0.06%	0.06%

(1)
The adjusted performance accounts for one-time non-recurring items related to merger-related expenses for the acquisition of Premier Commercial Bancorp, the impact of the consultant agreement buyout, and net of the gain on sale of buildings.

In February 2019, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $292,860, $145,958, $102,856, $111,183 and $96,026 on behalf of Messrs. Vance, Deuel, Hinson, McDonald and Spurling, respectively, based on 2018 performance results.

Perquisites and Other Benefits
Heritage NEOs participate in all Heritage benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts. Messrs. Vance and Deuel additionally receive perquisites in the form of club memberships and Messrs. Vance, Deuel and McDonald receive perquisites in the form of Company provided automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. In addition, each of our NEOs are a party to a split dollar agreement with Heritage Bank that provides additional life insurance in an amount equal to 100% of their base salary.

Tax and Accounting Considerations
Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive financial scenarios and analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code, as amended, generally limits the tax deduction for compensation in excess of $1 million paid by a public company to anyone covered by the recently expanded definition of a "covered employee" in a taxable year. During 2018, compensation otherwise payable to Mr. Vance exceeded the $1 million deductibility threshold, and accordingly, such excess was automatically deferred pursuant to the terms of his transitional employment agreement. More information can be found on Mr. Vance's transitional agreement in the "Employment Agreements and Severance/Change in Control Benefits" section of this Proxy Statement. These deferred amounts will be paid to Mr. Vance in the first tax year in which such payments will be deductible by Heritage. The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so would be in Heritage's best interests.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Heritage Financial Corporation for the year ended December 31, 2018 has submitted the following report for inclusion in this Proxy Statement:
The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s discussion with management, the Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.
Respectfully submitted by:
Ann Watson, Chair
Stephen A. Dennis
Kimberly T. Ellwanger
Jeffrey S. Lyon
Anthony B. Pickering

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian L. Vance Chief Executive Officer of Heritage	2018	586,307	—		266,322	315,384	4,818	254,485	1,427,316
	2017	524,857	24,670		258,570	281,024	8,874	209,061	1,307,056
	2016	509,362	—		130,047	202,828	11,321	234,230	1,087,788
Jeffrey J. Deuel President of Heritage and President and Chief Executive Officer of Heritage Bank	2018	429,000	—		136,493	197,200	1,632	113,798	878,123
	2017	337,386	12,690		116,357	144,517	2,878	88,997	702,825
	2016	314,112	—		63,912	89,711	3,481	96,920	568,136
Donald J. Hinson Executive Vice President, Chief Financial Officer of Heritage and Heritage Bank	2018	302,302	—		82,467	113,829	1,420	90,456	590,474
	2017	270,802	8,910		80,055	101,497	2,557	70,327	534,148
	2016	262,832	—		55,927	78,502	3,176	83,043	483,480
Bryan D. McDonald Executive Vice President, Chief Operating Officer of Heritage Bank	2018	333,250	—		92,999	135,071	813	94,361	656,494
	2017	279,734	9,210		82,692	104,845	1,170	73,477	551,128
	2016	270,424	41,667	(5)	57,310	80,438	1,003	94,061	544,903
David A. Spurling Executive Vice President, Chief Credit Officer of Heritage Bank	2018	290,786	—		82,110	112,504	1,208	90,327	576,935
	2017	269,686	7,770		79,700	105,299	2,084	70,613	535,152
	2016	256,090	—		54,544	75,940	2,447	79,481	468,502

(1)
Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are reported assuming target level performance, the probable outcome at the time of grant. The February 28, 2018 grant date fair value was $29.75 per share. For a discussion of valuation assumptions, see the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2018. If awards subject to performance conditions were reported assuming maximum level performance, the combined values reported above for stock awards for 2018 would have been as follows: $332,903 for Mr. Vance, $170,616 for Mr. Deuel, $103,084 for Mr. Hinson, $116,248 for Mr. McDonald and $102,638 for Mr. Spurling.

(2)
Reflects amounts earned under the Management Incentive Plan. The material terms of the Management Incentive Plan for 2018 are described in the Compensation Discussion and Analysis under “2018 Annual Cash Incentive Award Determinations.”

(3)	Consists of above market interest on deferred compensation under the Deferred Compensation Plan.

(4)	The following table reflects all other compensation to our NEOs for 2018:

Name	Employer 401(k) Match ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership ($)	Automobile Provision ($)	Executive Life Insurance ($)	Total ($)
Brian L. Vance	8,250	1,420	234,531	7,012	2,152	1,120	254,485
Jeffrey J. Deuel	8,250	275	101,461	2,376	823	613	113,798
Donald J. Hinson	8,250	419	81,437	—	—	350	90,456
Bryan D. McDonald	8,250	660	84,123	—	1,121	207	94,361
David A. Spurling	8,250	385	81,101	—	—	591	90,327

(5)	Paid pursuant to Mr. McDonald's Washington Banking merger employment agreement as a result of the merger in May 2014.

Grants of Plan-Based Awards Table
The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2018.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian L. Vance	—	—	293,153	439,730	—	—	—	—	—
	2/28/2018	—	—	—	—	4,476	6,714	—	133,161
	2/28/2018	—	—	—	—	—	—	4,476	133,161
Jeffrey J. Deuel	—	—	183,524	275,286	—	—	—	—	—
	2/28/2018	—	—	—	—	2,294	3,441	—	68,247
	2/28/2018	—	—	—	—	—	—	2,294	68,247
Donald J. Hinson	—	—	105,800	158,699	—	—	—	—	—
	2/28/2018	—	—	—	—	1,386	2,079	—	41,234
	2/28/2018	—	—	—	—	—	—	1,386	41,234
Bryan D. McDonald	—	—	125,550	188,325	—	—	—	—	—
	2/28/2018	—	—	—	—	1,563	2,345	—	46,499
	2/28/2018	—	—	—	—	—	—	1,563	46,499
David A. Spurling	—	—	101,772	152,657	—	—	—	—	—
	2/28/2018	—	—	—	—	1,380	2,070	—	41,055
	2/28/2018	—	—	—	—	—	—	1,380	41,055

(1)
Reflects the target and maximum award opportunities under the Management Incentive Plan for 2018. The actual awards for 2018 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the Management Incentive Plan for 2018. For a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the Management Incentive Plan for 2018 are described in the Compensation Discussion and Analysis under “2018 Annual Cash Incentive Award Determinations.”

(2)
Reflects the threshold, target and maximum performance stock unit opportunities granted in 2018. The material terms of these awards are described in the Compensation Discussion and Analysis under the "2018 Equity Award Determinations".

(3)	Reflects service-based restricted stock units granted in 2018. The material terms of these awards are described in the Compensation Discussion and Analysis under “2018 Equity Award Determinations.”

(4)
Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. Awards subject to performance conditions are reported assuming target level performance, the probable outcome at the time of grant. The February 28, 2018 grant date fair value was $29.75 per share. For a discussion of valuation assumptions, see Note 20 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards Table
The following table shows the outstanding option awards and unvested stock awards held by our NEOs as of December 31, 2018.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That have Not Vested ($) (1)
Brian L. Vance	—	—	—	—	14,044	(3)	417,388	9,732	289,235
Jeffrey J. Deuel	—	—	—	—	6,854	(4)	203,701	4,590	136,415
Donald J. Hinson	5/25/2010	1,330	$14.77	5/25/2020	—		—	—	—
	—	—	—	—	5,162	(5)	153,415	3,014	89,576
Bryan D. McDonald	—	—	—	—	5,012	(6)	148,957	3,212	95,461
David A. Spurling	5/25/2010	3,087	$14.77	5/25/2020	—		—	—	—
	—	—	—	—	4,755	(7)	141,319	3,000	89,160

(1)
Represent grants of restricted shares or units of Heritage common stock. The market value of these shares or units is the number of shares that had not vested as of December 31, 2018 multiplied by the December 31, 2018 closing price of Heritage common stock of $29.72.

(2)
Reflects outstanding performance-based stock units assuming maximum level of performance for the three-year total shareholder return goals for shares granted in 2018 and 2017 and at target level performance for the return on average asset goal for shares granted in 2017. The return on average assets for 2018 did not meet the threshold and zero shares were reported. The performance stock units cliff vest after three years and are measured relative to peers for total shareholder return and return on average assets.

(3)
Reflects 2,455 shares granted on February 25, 2015, and 3,713 shares granted on February 25, 2016, which each vest ratably over the four years from the date of grant. In addition, reflects 3,400 restricted stock units granted on February 23, 2017 and 4,476 restricted stock units granted on February 28, 2018, which vest ratably over the three years from the date of grant.

(4)
Reflects 1,206 shares granted on February 25, 2015 and 1,824 shares granted on February 25, 2016, which each vest ratably over the four years from the date of grant. In addition, reflects 1,530 restricted stock units granted on February 23, 2017 and 2,294 restricted stock units on February 28, 2018, which vest ratably over the three years from the date of grant.

(5)
Reflects 1,128 shares granted on February 25, 2015 and 1,596 shares granted on February 25, 2016, which each vest ratably over the four years from the date of grant. In addition, reflects 1,052 restricted stock units granted on February 23, 2017 and 1,386 restricted stock units granted on February 28, 2018, which vest ratably over the three years from the date of grant.

(6)
Reflects 726 shares granted on February 25, 2015 and 1,636 shares granted on February 25, 2016, which each vest ratably over four years from the date of grant. In addition, reflects 1,087 restricted stock units granted on February 23, 2017 and 1,563 restricted stock units granted on February 28, 2018, which vest ratably over the three years from date of grant.

(7)
Reflects 770 shares granted on February 25, 2015 and 1,557 shares granted on February 25, 2016, which each vest ratably over the four years from the date of grant. In addition, reflects 1,048 restricted stock units granted on February 23, 2017 and 1,380 restricted stock units granted on February 28, 2018, which vest ratably over the three years from the date of grant.

Option Exercises and Stock Vested
The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for the NEOs during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	—	—	9,823	317,767
Jeffrey J. Deuel	—	—	5,018	162,750
Donald J. Hinson	3,000	59,130	4,534	147,342
Bryan D. McDonald	—	—	2,873	90,018
David A. Spurling	1,500	32,820	3,235	104,378
Nonqualified Deferred Compensation
The following table provides information for the NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2018.

Name	Executive Contributions ($)(1)	Registrant Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)(3)
Brian L. Vance	—	234,531	46,914	—	1,406,754
Brian L. Vance (162(m) Salary Deferral)	189,701	—	1,168	—	190,869
Jeffrey J. Deuel	—	101,461	16,091	—	482,498
Donald J. Hinson	—	81,437	13,997	—	419,716
Bryan D. McDonald	—	84,123	8,019	—	240,439
David A. Spurling	—	81,101	11,914	—	357,234

(1)	All amounts are reported as compensation for 2018 in the Summary Compensation Table above.

(2)
Of the aggregate earnings for the year ended December 31, 2018, the following amounts are reported as nonqualified deferred compensation earnings for 2018 in the Summary Compensation Table above: $4,818, $1,632, $1,420, $813 and $1,208 for Messrs. Vance, Deuel, Hinson, McDonald and Spurling, respectively.

(3)
The following amounts were reported as compensation in the Summary Compensation Table in previous years: Messrs. Vance, Deuel, Hinson, McDonald and Spurling had prior year contributions and above market earnings of $1,019,498, $334,909, $296,781, $141,724 and $244,673, respectively.

Under Mr. Vance's transitional employment agreement, any compensation otherwise payable that would exceed the $1 million deductibility threshold under Code Section 162(m) will automatically be deferred until such tax year in which such payment will be deductible by Heritage. All deferred amounts shall be credited with an annual interest crediting rate of 4% per year until paid.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into contribution agreements with each of the NEOs that provided for 2018 contributions to each executive’s account based on 2017 performance. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan. The performance metrics used to determine the amount of the contributions are described in the "Deferred Compensation Plan" section of the Compensation Discussion and Analysis under "Retirement Benefits".
Under Mr. Vance’s Deferred Compensation Plan participation agreement, Heritage’s contributions for 2018 based on 2017 performance were set at 16.66% of salary for minimum achievement of performance goals, 33.33% for target achievement and 50% for maximum achievement. With respect to Mr. Vance, the 16.66% minimum achievement is a fixed amount to be contributed annually, which may be increased based upon performance that is greater than the minimum performance threshold. The Compensation Committee intends for this minimum 16.66% annual contribution to act as a retirement benefit in addition to the performance-based component. Company contributions on behalf of Mr. Vance were 100% vested as of January 1, 2019. Mr. Vance’s participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.
Under their respective Deferred Compensation Plan participation agreements, Heritage’s contributions on behalf of Messrs. Deuel and Hinson for 2018 based on 2017 performance were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel and Hinson under the Deferred Compensation Plan were 70% vested as of January 1, 2019 and will vest an additional 10% as of each January 1 thereafter. Their participation agreements, as amended in 2016, provide for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.
Under Mr. McDonald's and Mr. Spurling’s Deferred Compensation Plan participation agreements, Heritage’s contributions on each executive's behalf for 2018 based on 2017 performance were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Spurling under the Deferred Compensation Plan were 100% vested as of January 1, 2019.
Company contributions on behalf of Mr. McDonald under the Deferred Compensation Plan were 40% vested as of January 1, 2019 and will vest an additional 10% as of each January 1 thereafter. The participation agreement for each executive, provides for Company contributions under the Deferred Compensation Plan through and including 2019.
Under the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts.
Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday, or the participant’s separation from service but may be distributed earlier upon the participant’s death or disability.
Distributions that are made as a result of the participant attaining age 65 (age 67 for Mr. Spurling) or separating from service, other than due to death or disability, are made in monthly installments over 24 or 60 months. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment would be made in a lump sum in the month following such separation from service, death or disability.
Potential Payments Upon Termination or Change in Control
The following table reflects the estimated amount of compensation that would be paid to each NEO in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2018. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees. Amounts set forth in the following table are gross amounts and, to the extent paid in connection with a change in control, may be subject to cutback which may result in a reduced payment being made to the NEOs.

Name	Compensation/ Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control—No Termination ($)
Brian L. Vance	Cash Severance	946,322	1,360,000	—	—	—
	Accelerated Vesting of Equity Awards(1)	701,986	701,986	701,986	701,986	284,599
	Accelerated Vesting of Deferred Compensation(2)	—	140,676	140,676	140,676	140,676
	Continued Medical and Dental Coverage	18,102	18,102	—	—	—
	Split Dollar Benefit(3)	—	—	—	640,000	—
	MIP(4)	—	—	315,384	315,384	—
	Total	1,666,410	2,220,764	1,158,046	1,798,046	425,275
Jeffrey J. Deuel	Cash Severance	917,714	1,529,524	—	—	—
	Accelerated Vesting of Equity Awards(1)	340,086	340,086	340,086	340,086	136,385
	Accelerated Vesting of Deferred Compensation(2)	192,999	192,999	192,999	192,999	192,999
	Continued Medical and Dental Coverage	15,137	22,705	—	—	—
	Split Dollar Benefit(3)	—	—	—	468,000	—
	MIP(4)	—	—	197,200	197,200	—
	Total	1,465,936	2,085,314	730,285	1,198,285	329,384
Donald J. Hinson	Cash Severance	427,743	855,486	—	—	—
	Accelerated Vesting of Equity Awards(1)	241,534	241,534	241,534	241,534	88,120
	Accelerated Vesting of Deferred Compensation(2)	—	167,886	167,886	167,886	167,886
	Continued Medical and Dental Coverage	15,137	22,705	—	—	—
	Split Dollar Benefit(3)	—	—	—	329,800	—
	MIP(4)	—	—	113,829	113,829	—
	Total	684,414	1,287,611	523,249	853,049	256,006
Bryan D. McDonald	Cash Severance	463,285	926,570	—	—	—
	Accelerated Vesting of Equity Awards(1)	243,882	243,882	243,882	243,882	94,926
	Accelerated Vesting of Deferred Compensation(2)	168,307	168,307	168,307	168,307	168,307
	Continued Medical and Dental Coverage	15,137	22,705	—	—	—
	Split Dollar Benefit(3)	—	—	—	356,500	—
	MIP(4)	—	—	135,071	135,071	—
	Total	890,611	1,361,464	547,260	903,760	263,233
David A. Spurling	Cash Severance	405,814	811,628	—	—	—
	Accelerated Vesting of Equity Awards(1)	229,052	229,052	229,052	229,052	87,733
	Accelerated Vesting of Deferred Compensation(2)	—	71,446	71,446	71,446	71,446
	Continued Medical and Dental Coverage	12,068	18,102	—	—	—
	Split Dollar Benefit(3)	—	—	—	307,900	—
	MIP(4)	—	—	112,504	112,504	—
	Total	646,934	1,130,228	413,002	720,902	159,179

(1)
Amounts are based on Heritage’s common stock closing price of $29.72 on December 31, 2018. For purposes of a termination without cause by the employer or termination for good reason, or a qualifying termination in connection with a change in control, performance stock units will vest based upon actual performance at the time of termination or acceleration. Because the actual performance is relative to Heritage's peer group and such information is not yet available, estimates in this table are based upon target level performance.

(2)	The incremental cost or unvested portion of deferred compensation is reflected in this table.

(3)	Death benefit to be paid to the beneficiary designated by the NEO under split dollar agreement.

(4)	Management Incentive Plan ("MIP") allows for a prorated payment upon death or disability.

Employment Agreements and Severance/Change in Control Benefits
The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.
Transition Agreement—Mr. Vance:  On July 9, 2018, Heritage entered into a transitional employment agreement with Mr. Vance effective July 1, 2018 in order to provide for the systematic succession and transition of his duties as President and CEO of Heritage and CEO of Heritage Bank leading up to his anticipated retirement. The agreement with Mr. Vance provides for an employment period through the date of Heritage’s 2020 annual shareholder meeting, which is Mr. Vance’s planned retirement date. Mr. Vance will continue to serve as CEO of Heritage until July 1, 2019 and will subsequently serve as Executive Chairman of the Heritage and Heritage Bank boards of directors for the remainder of the employment period. Following the employment period, Heritage will nominate Mr. Vance for election to the boards of directors, and if elected by shareholders, will appoint him Chairman until Heritage’s annual shareholders meeting to be held in 2022.
During the employment period, Mr. Vance is entitled to an annual base salary of $640,000 while serving as CEO of Heritage, and thereafter, an annual base salary of $200,000 while serving as Executive Chairman of Heritage and Heritage Bank. While serving as CEO of Heritage, Mr. Vance is eligible to receive performance based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 50% of annual base salary. The agreement provides that Mr. Vance will be eligible to receive restricted stock unit awards to be granted in 2019, and will be eligible to continue vesting in such awards for so long as Mr. Vance remains an employee of Heritage or a member of the Heritage Board of Directors. As of July 1, 2019, Mr. Vance will be eligible to receive equity awards in accordance with the director compensation plan then in effect, provided, that while serving as Executive Chairman of Heritage Mr. Vance will be entitled to equity awards equal to 200% of the equity awards made to other non-employee members of the Heritage Board of Directors.
The agreement provides that Mr. Vance will continue to be eligible to receive Heritage contributions to the Heritage non-qualified deferred compensation plan for the 2018 and 2019 plan years, provided that the contribution for the 2019 plan year will be based on the actual base salary earned by Mr. Vance during 2019, rather than the annual base salary in effect at the end of the plan year. In addition, Mr. Vance is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives.
The agreement provides for severance benefits in the event Mr. Vance’s employment is terminated during the employment period by Heritage other than for cause and other than as a result of Mr. Vance’s death or disability, or if the employment is terminated by Mr. Vance for good reason (“Termination”). For a Termination prior to July 1, 2019 that is not in connection with a change in control, Mr. Vance would be entitled to receive an amount equal to 100% of the sum of (a) his base salary plus target bonus to be earned through July 1, 2019, (b) $200,000, and (c) if the 2019 equity awards have not yet been granted to Mr. Vance, a cash amount equal to the grant date fair value of the most recent equity award granted to Mr. Vance, payable in monthly installments through the date of Heritage’s 2020 annual shareholder meeting. For a Termination prior to July 1, 2019 that is in connection with a change in control, Mr. Vance would be entitled to receive a lump sum equal to 200% of the sum of (a) his base salary plus target bonus to be earned through July 1, 2019, and (b) $200,000. For a Termination on or after July 1, 2019 that occurs prior to the date of Heritage’s 2020 annual shareholder meeting, Mr. Vance would be entitled to receive an amount equal to the remaining annual base salary that would have been paid through the date of Heritage’s 2020 annual shareholder meeting, payable in monthly installments (or as a lump sum if such Termination is in connection with a change in control). In the event of a Termination, Mr. Vance and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for a period of up to 18 months or until the date of Heritage’s 2020 annual shareholder meeting, if earlier. The agreement also provides for accelerated vesting of outstanding equity awards in the event of a Termination.
All severance benefits under the agreement are contingent upon Mr. Vance’s execution and non-revocation of a general release and waiver of claims against Heritage and its affiliates. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for Mr. Vance after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.
The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Vance during and after his employment with Heritage, and prohibiting Mr. Vance from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 12 months following any termination that occurs prior to July 1, 2019 and for a period of six months following any termination on or after July 1, 2019.
Employment Agreements—Messrs. Deuel and McDonald:    On July 9, 2018, Heritage entered into revised employment agreements with Messrs. Deuel and McDonald effective July 1, 2018. The agreements have initial terms through June 30, 2021. The terms of the agreements automatically extend for an additional year on July 1, 2019 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.
The employment agreements provide for annual base salaries of $468,000 and $356,500 for Messrs. Deuel and McDonald, respectively. The base salaries are reviewed annually and may be increased at the discretion of the Heritage board of directors. The agreements provide that the Messrs. Deuel and McDonald are eligible to receive performance-based annual cash incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 45% and 40% of annual base salary, respectively. In addition, Messrs. Deuel and McDonald are entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives, and will be provided an automobile for business use or a car allowance.
The agreements for Messrs. Deuel and McDonald provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to 150% of his base salary plus his three-year average annual bonus (“Base Compensation”) and Mr. McDonald would be entitled to receive an amount equal to 100% of his Base Compensation, all payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to 250% of his Base Compensation and Mr. McDonald would be entitled to receive a lump sum equal to 200% of his Base Compensation. In the event of a Termination, Messrs. Deuel and McDonald and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 12 months (18 months’ coverage for a Termination in connection with a change in control). The employment agreements also provide for accelerated vesting of outstanding and unvested equity awards and any unvested Heritage contributions to the Heritage non-qualified deferred compensation plan in the event of a Termination.
All severance benefits under the employment agreements for Messrs. Deuel and McDonald are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage and its affiliates. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.
The employment agreements for Messrs. Deuel and McDonald contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. For Messrs. Deuel and McDonald, the non-competition provisions apply for a period of 12 months following any termination and the non-solicitation provisions apply for a period for 24 months following termination (the non-competition and non-solicitation provisions apply for a period of 12 months following any termination in connection with a change in control).
Employment Agreement—Mr. Hinson:  On September 7, 2012, Heritage entered into an employment agreement with Mr. Hinson. The agreement had an initial term through June 30, 2014 for Mr. Hinson. The term of the agreement automatically extends for an additional year on each July 1 thereafter, unless either party gives at least 90 days’ prior notice of non-renewal.
The employment agreement provides for annual base salary which was $329,800 as of December 31, 2018. The base salary is reviewed annually and may be increased at the discretion of the Board. The agreement provides that the executive is eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage.
The agreement for Mr. Hinson provides for severance benefits in the event his employment is terminated by Heritage other than for cause and other than as a result of his death or disability, or if the employment is terminated by Mr. Hinson for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of Heritage (“Covered Period”), Mr. Hinson would be entitled to receive an amount equal to 100% of his base salary plus three-year average annual bonus ("Base Compensation"), all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Hinson would be entitled to receive a lump sum equal to 200% of his Base Compensation. Mr. Hinson and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 12 months (18 months’ coverage for a Termination during a Covered Period). The employment agreement also provides for accelerated vesting of outstanding equity awards in the event of a Termination.
All severance benefits under the employment agreement are contingent upon Mr. Hinson's execution and non-revocation of a general release and waiver of claims against Heritage and its affiliates. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for Mr. Hinson after taking into account the impact of the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.
The employment agreement also contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Hinson during and after his employment with the Heritage, and prohibiting Mr. Hinson from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. Mr. Hinson is also subject to a non-competition provision which applies for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Mr. Hinson for a period of 12 months following any termination in connection with a change in control.
Employment Agreement—Mr. Spurling:    On January 2, 2014, Heritage entered into an employment agreement with Mr. Spurling pursuant to which he serves as Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank. Mr. Spurling’s employment agreement had an initial term from January 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year on each July 1 thereafter, unless either party gives at least 90 days’ prior notice of non-renewal. The employment agreement provides for an annual base salary which was $307,900 as of December 31, 2018. Mr. Spurling’s employment agreement contains other benefits and terms and conditions that are substantially similar to the employment agreement with Mr. Hinson that are described above, including termination payments and benefits.
Equity Plans
The Heritage Financial Corporation 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement eligibility (at or after age 65 and 10 years of service). The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. The 2010 Omnibus Equity Plan was frozen as of the date of shareholder approval of the 2014 Omnibus Equity Plan.
Heritage currently maintains the Heritage Financial Corporation 2014 Omnibus Equity Plan. This Plan provides for accelerated vesting of awards upon disability or death. The 2014 Omnibus Equity Plan contains a “double trigger” vesting provision that provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Performance vested awards will vest upon a change in control based upon actual performance at the time of the change in control. As of December 31, 2018 there were 955,282 shares available for issuance under the 2014 Omnibus

Equity Plan. As of December 31, 2018, Mr. Spurling qualified for the retirement pro-rata vesting provision due to the attainment of age 65 related to performance stock units. As a result, we estimate that as of December 31, 2018, Mr. Spurling would have received $44,818 upon termination, assuming target performance.
Split Dollar Agreements
Each of our NEOs is a party to a split dollar agreement that provides for the payment of a death benefit to a beneficiary designated by the NEO in an amount equal to 100% of their base salary upon the death of the NEO prior to a separation from service.
Management Incentive Plan
In the case of a death or disability, the Management Incentive Plan allows for prorated payments for time worked during the performance period. Once the plan year concludes, the incentive award will be calculated based on established performance goals.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Directors Ellwanger, Dennis, Lyon, Pickering, and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2018 or at March 4, 2019, nor were they formerly officers or had any relationships otherwise requiring disclosure.

CEO Pay Ratio
In August 2015, the SEC adopted a rule under the Dodd-Frank Act requiring disclosure of the ratio of the CEO's annual total compensation to the annual total compensation of the median employee.
In determining our median employee, a list of all full-time and part-time employees, exclusive of our CEO, Mr. Vance, was prepared based on active employees included in the Company's payroll system as of December 31, 2018, with the exception of any acquired employees from the two bank acquisitions that occurred during 2018. Gross wages were ranked from highest to lowest to determine the median employee. The annual total compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Vance in the Summary Compensation Table shown above.
The ratio of compensation of the CEO to the median employee's compensation is as follows:

Annual total compensation of CEO	$1,427,316
Annual total compensation of the median employee	$52,473
Ratio of CEO to median employee compensation	27.2:1.0
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2018 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.
Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.
The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2018:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

•
The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
The Audit and Finance Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe LLP; and

•
The Audit and Finance Committee has, based on its review and discussions with management of the 2018 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2018 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee for the year ended December 31, 2018:
Respectfully submitted by:
Deborah J. Gavin, Chair
Brian S. Charneski
John A. Clees
Gragg E. Miller

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit and Finance Committee of the Board of Directors has appointed Crowe LLP as its independent registered public accounting firm for the year ending December 31, 2019. You are asked to ratify the appointment of Crowe LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe LLP is not required by our Bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe LLP. Even if the appointment of Crowe LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe LLP served as Heritage’s independent registered public accounting firm since 2012.
The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2018. Heritage also reviewed and discussed its fees with Crowe LLP, as described below, and determined the fees billed for services were compatible with Crowe LLP maintaining its independence.
A representative of Crowe LLP is expected to attend the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2019.
Audit Fees
The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant for or during the years indicated. Crowe LLP audited Heritage’s consolidated financial statements for the years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$882,000	$575,000
Audit-Related Fees(2)	70,000	30,000
Tax Fees	—	—
All Other Fees(3)	20,750	117,000
Total	$972,750	$722,000

(1)
Audit fees consist of fees paid for the audit of Heritage’s consolidated financial statements included in Form 10-Ks, the audit of Heritage’s internal control over financial reporting and the reviews of the interim condensed consolidated financial statements included in Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.

(2)
Audit-related fees for 2018 include $29,750 in fees for the audit of the employee benefit plan sponsored by Heritage as well as $40,000 in connection with the filing of a Registration Statement on Form S-4.

(3)
All other fees for 2018 consist of the review of the trust department of Heritage Bank. All other fees for 2017 consist of fees for regulatory compliance consulting services and the review of the trust department of Heritage Bank.

Pre-approval Policy
It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2018, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that, during the year ended December 31, 2018, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, with the exception of one transaction by Mr. Miller that was inadvertently reported late.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 22, 2019. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.
Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.
MISCELLANEOUS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
We will pay the cost of soliciting proxies. In addition to furnishing the proxy materials to our shareholders, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $3,000, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2018 (including consolidated financial statements) has been furnished along with this Proxy Statement to all shareholders of record as of March 4, 2019. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Form 10-K that was filed with the SEC on March 1, 2019 will be provided to you without charge if you were a shareholder of Heritage as of March 4, 2019. Please make your written request to:
Heritage Financial Corporation
Attention: Kaylene M. Lahn
Corporate Secretary
201 Fifth Avenue S.W.
Olympia, Washington 98501

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:30 a.m., Pacific time, on May 1, 2019.
Vote by Internet
• Go to www.envisionreports.com/HFWA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election as directors of the nominees listed below for a one-year term.
		For	Against	Abstain
	01 - Brian S. Charneski	☐	☐	☐
	02 - John A. Clees	☐	☐	☐
	03 - Kimberly T. Ellwanger	☐	☐	☐
	04 - Stephen A. Dennis	☐	☐	☐
	05 - Deborah J. Gavin	☐	☐	☐
	06 - Jeffrey S. Lyon	☐	☐	☐
	07 - Gragg E. Miller	☐	☐	☐
	08 - Anthony B. Pickering	☐	☐	☐
	09 - Brian L. Vance	☐	☐	☐
	10 - Ann Watson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐	3	Ratification of the appointment of Crowe LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
In their discretion, upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the annual meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+
02ATTA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Heritage Financial Corporation

Annual Meeting of Shareholders — May 1, 2019
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Brian S. Charneski and Kimberly T. Ellwanger, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the DoubleTree by Hilton, 415 Capitol Way N., Olympia, Washington, on Wednesday, May 1, 2019, at 10:30 a.m., Pacific time, and at any and all adjournments thereof, as stated on the reverse side.
This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.
This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.
Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 21, 2019, and the 2018 Annual Report to Shareholders.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.